Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Lending Bank Is Winding-Down Loan
Originations in Pennsylvania

SPARTANBURG, S.C., March 6, 2006 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that BankWest, Inc., the bank for which the Company markets, processes, and services payday cash advances and installment loans in its 101 centers in Pennsylvania, will cease its payday cash advance and installment loan originations as of the close of business on March 27, 2006. The Company will continue through August 31, 2006 to service all payday cash advances and installment loans that are outstanding as of March 27, 2006. The Company has no plan to shut-down its centers in Pennsylvania and is exploring other options and product lines to meet customer demand in Pennsylvania.

“We are disappointed to announce that the lending bank will cease its loan originations in Pennsylvania” stated Kenneth E. Compton, the Company’s Chief Executive Officer and President. “We would like to apologize to customers in Pennsylvania for the inconvenience caused by this event and the reality that they will be forced to choose more costly alternatives. Furthermore, the Company intends to continue to defend the legality of the agency business model and to promote direct regulation of payday lending.”

The Company estimates that its net revenues will be negatively impacted by approximately $2.3 million for each month that the Company is not able to market, process, and service new originations of advances and loans in Pennsylvania. Center expenses average approximately $1.3 million per month in Pennsylvania. These expenses will be reduced to the extent the Company only services advances and loans originated prior to March 27, 2006. If the Company is left with no alternative but to permanently close its centers in Pennsylvania, the Company estimates that severance, lease cancellation, and the cost to vacate the premises will approximate $1.9 million. In addition, there are two potential non-cash charges associated with completely shutting down Pennsylvania operations:  (1) un-depreciated costs of signage and leasehold improvements of approximately $1 million, and (2) impairment of goodwill, the amount of which cannot be determined at this time.

The Company currently is not able to estimate what operational changes may be required in connection with, or the financial effect of, pursuing alternative arrangements that may be adopted to meet customer demand in Pennsylvania.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,600 centers in 36 states. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable. Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements. These factors include: current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; the closure of our operations in North Carolina; the effect the FDIC instructions to certain banks, including the lending banks for whom we act as a marketing, processing and servicing agent, to discontinue offering new payday cash advances and alternative credit products may have on our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably manage a credit services organization business and a check-cashing business and identify and implement any alternative methods of doing business in Pennsylvania; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the uncertainty of consumer and investor reception to our involvement with credit services, check-cashing services and other alternative methods for conducting business; the accuracy of our estimates of losses; our relationships with the lending banks and with the banks party to our revolving credit facility; theft and employee errors; the availability of adequate financing, suitable centers and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification. For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www.advanceamericacash.com.